As filed with the Securities and Exchange Commission on March 12, 2025

Registration No. 333-174812
Registration No. 333-206350
Registration No. 333-279999
Registration No. 333-280129

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-8 REGISTRATION STATEMENT NO. 333-174812

FORM S-8 REGISTRATION STATEMENT NO. 333-206350

FORM S-8 REGISTRATION STATEMENT NO. 333-279999

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8 REGISTRATION STATEMENT NO. 333-280129

UNDER

THE SECURITIES ACT OF 1933

Spirit Airlines, Inc.

(Exact name of registrant as specified in its charter)

Delaware	38-1747023
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1731 Radiant Drive

Dania Beach, Florida 33004

(954) 447-7920

(Address, including zip code, of registrant’s principal executive offices)

Amended and Restated 2005 Incentive Stock Plan

2011 Equity Incentive Award Plan

Spirit Airlines, Inc. 2015 Incentive Award Plan

Spirit Airlines, Inc. 2024 Incentive Award Plan

(Full title of the plan)

Thomas C. Canfield

Senior Vice President, General Counsel and Secretary

1731 Radiant Drive

Dania Beach, Florida 33004

(Name and address of agent for service)

(954) 447-7920

(Telephone number, including area code, of agent for service)

With copies to:

Travis Triano

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

(212) 450-4794

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.1

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for ☐ complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (the “Registration Statements”) filed by Spirit Airlines, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”):

•	Registration Statement No. 333-174812, filed with the SEC on June 9, 2011, relating to the registration of 471,500 shares of its common stock, par value $0.0001 per share (the “Shares”), issuable pursuant to awards under the Amended and Restated 2005 Incentive Stock Plan (the “2005 Plan”) and 3,215,114 Shares issuable pursuant to awards under the 2011 Equity Incentive Award Plan (the “2011 Plan”), as amended pursuant to the post-effective amendment filed on Form S-8 POS filed with the SEC on August 13, 2015;

•	Registration Statement No. 333-206350, filed with the SEC on August 13, 2015, relating to the registration of 3,113,878 Shares issuable pursuant to awards under the Spirit Airlines, Inc. 2015 Incentive Award Plan (as amended and restated, the “2015 Plan”), as amended pursuant to the post-effective amendment filed on Form S-8 POS filed with the SEC on June 11, 2024;

•	Registration Statement No. 333-279999, filed with the SEC on June 6, 2024, relating to the registration of an additional 3,200,000 Shares, issuable pursuant to awards under the 2015 Plan, as amended pursuant to the post-effective amendment filed on Form S-8 POS filed with the SEC on June 11, 2024; and

•	Registration Statement No. 333-280129, filed with the SEC on June 11, 2024, relating to the registration of 2,200,000 Shares, issuable pursuant to awards under the Spirit Airlines, Inc. 2024 Incentive Award Plan (the “2024 Plan”).

On November 18, 2024, the Company, and subsequently on November 25, 2024, its subsidiaries (together with the Company, the “Debtors”), filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). The Debtors’ chapter 11 cases (the “Chapter 11 Cases”) were jointly administered for procedural purposes only under case number 24-11988 (SHL). On November 26, 2024, the Debtors filed a pre-arranged chapter 11 plan of reorganization (the “Plan”). On February 20, 2025, the Bankruptcy Court entered an order confirming the Plan. On March 12, 2025, the Company emerged from the Chapter 11 Cases.

In connection with the foregoing, the Company has terminated all offerings of securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that remain unsold at the termination of each offering, the Company hereby removes from registration any and all securities registered but unsold under the Registration Statements, if any, as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Company hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dania Beach, State of Florida, on the 12th day of March, 2025.

SPIRIT AIRLINES, INC.

By:	/s/ Thomas Canfield
	Name:	Thomas C. Canfield
	Title:	Senior Vice President, General Counsel and Secretary

No other person is required to sign this Post-Effective Amendment in reliance on Rule 478 of the Securities Act of 1933, as amended.